Exhibit 99.1

FOR IMMEDIATE RELEASE                            Contact: Richard Wool
                                                 Sitrick And Company
                                                 212-573-6100


                   Shelbourne Properties II, Inc. Responds to
                 Mini-Tender Offer by MacKenzie Patterson, Inc.

         New York - July 19, 2002 - Shelbourne Properties II, Inc. (AMEX: HXE), a diversified real estate investment trust, announced today that it had become aware of a "mini-tender offer" made to its stockholders by MacKenzie Patterson, Inc. to purchase up to 41,000 shares, or approximately 4.58% of the company's outstanding shares, at a price of $62.00 per share. MacKenzie Patterson is not affiliated with Shelbourne Properties or its management and Shelbourne Properties was not informed in advance of the offer.

         On July 1, 2002, Shelbourne Properties entered into a Settlement Agreement and a Stock Purchase Agreement with HX Investors, L.P., pursuant to which, on July 5, 2002, HX Investors commenced a tender offer for up to 268,444 shares, or approximately 30% of the company's outstanding shares, at a price of $62.00 per share. If HX Investors' tender offer is fully subscribed, HX Investors will own approximately 42% of the outstanding common stock of the company. HX Investors' tender offer is scheduled to expire at 12:00 midnight on August 2, 2002. In connection with this transaction, the company's board of directors also approved a plan of liquidation for the company (the terms of which were negotiated with HX Investors) and agreed to submit such plan to its stockholders for approval promptly after the closing of HX Investors' tender offer. HX Investors has agreed to vote all of its shares in favor of the plan of liquidation.

         Shelbourne Properties notes to its stockholders that, with respect to the tender offer by HX Investors, its board of directors has unanimously recommended that stockholders desiring to maximize immediate liquidity of their shares accept HX Investors' tender offer and tender their shares pursuant to such tender offer, and stockholders not seeking immediate liquidity, but desiring to receive their pro rata portion of the liquidation proceeds contemplated by the company's plan of liquidation, should not accept HX Investors' tender offer, and should vote to approve the adoption of the plan of liquidation at a meeting of the stockholders to be held to consider such matter.


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         Although the offer made by HX Investors and the offer made by MacKenzie
Patterson both provide the same cash consideration per share, Shelbourne Properties cautions its stockholders that, in contrast to the terms of the HX Investors offer, the MacKenzie Patterson offer provides that upon tendering your shares (i) you will not be able to change your mind regardless of the prevailing market price and regardless of whether you would subsequently desire to tender into HX Investors' tender offer instead, and (ii) unlike HX Investors' tender offer, you will not receive prompt payment for shares (and payment may be delayed until as late as the end of September 2002 or, if MacKenzie Patterson exercises its expressly reserved right to extend its offer for an additional 60 days, the middle of December 2002).

         MacKenzie Patterson's offer refers to significant transaction costs that stockholders may incur in selling shares. Shelbourne Properties notes that the transaction costs that stockholders would incur in an open market sale are normal brokerage commissions. Shelbourne Properties also notes that HX Investors' tender offer provides stockholders with an opportunity to liquidate their investment without the usual securities brokerage commissions associated with market sales.

         The United States Securities and Exchange Commission (SEC) has issued an investor alert on so-called "mini-tender offers," such as the offer made by MacKenzie Patterson, and has warned investors about the risks of these offers. A mini-tender offer is an offer for not more than 5% of a company's shares. Such a tender offer is not subject to the disclosure and procedural protections mandated by law for a larger tender offer, such as the tender offer by HX Investors. A copy of the SEC's alert can be found at the SEC's website http://www.sec.gov/investor/pubs/minitend.htm.

         STOCKHOLDERS ARE URGED TO READ THE COMPANY'S
SOLICITATION/RECOMMENDATION STATEMENT FILED WITH THE SEC ON JULY 10, 2002 BECAUSE IT CONTAINS IMPORTANT INFORMATION CONCERNING HX INVESTORS' TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN COPIES OF SUCH SOLICITATION/RECOMMENDATION STATEMENT AT NO CHARGE AT THE SEC'S WEBSITE, www.sec.gov, OR BY CONTACTING THE COMPANY, C/O

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FIRST WINTHROP CORPORATION, 7 BULFINCH PLACE, SUITE 500, BOSTON, MA 02114.

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